SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

FILED BY THE REGISTRANT ☐	FILED BY A PARTY OTHER THAN THE REGISTRANT ☐

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☐     Preliminary Proxy Statement
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TRANSKARYOTIC THERAPIES, INC.
(Name of Registrant as Specified In Its Charter)

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TRANSKARYOTIC THERAPIES, INC.

700 Main Street
Cambridge, Massachusetts 02139
(617) 349-0200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 22, 2004

       The 2004 Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. (the “Company”) will be held at the offices of Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, Massachusetts, on Tuesday, June 22, 2004 at 10:00 a.m., Eastern Standard Time (the “Annual Meeting”), to consider and act upon the following matters:

1. To elect seven directors to serve until the 2005 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The Board of Directors presently has no knowledge of any other business to be transacted at the Annual Meeting or at any adjournment thereof.

      The Board of Directors has fixed the close of business on Monday, April 26, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of our stockholders entitled to notice of and to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting and at the time and place of the Annual Meeting.

By Order of the Board of Directors,

Philip T. Chase, Secretary

Cambridge, Massachusetts
April 27, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

TRANSKARYOTIC THERAPIES, INC.

700 Main Street
Cambridge, Massachusetts 02139

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 22, 2004

       This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. (“TKT” or the “Company”) for use at the 2004 Annual Meeting of Stockholders of TKT to be held on June 22, 2004 (the “Annual Meeting”) and at any adjournment of the Annual Meeting.

      All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

      The Notice of Meeting, this proxy statement, the enclosed Proxy, and the Company’s Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K (other than exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2003, are being mailed to stockholders on or about May 13, 2004. Exhibits to the Company’s Annual Report on Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address all such requests to the Company, Attention: Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139.

Voting Securities and Votes Required

      On April 26, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 34,627,654 shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”). Holders of Common Stock are entitled to one vote per share.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Annual Meeting, regardless of how or whether such shares of Common Stock are voted. As a result, abstentions and shares held in “street name” by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting.

      The affirmative vote of a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for ratification of the independent auditors. Shares will not be counted as votes in favor of a matter and will also not be counted as votes cast or shares voting on such matter if the holder of the shares withholds authority to vote for a particular director nominee or nominees, if the holder of the shares abstains from voting for the ratification of the selection of the independent auditors, or if the shares are held in “street name” by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter. As a result, withheld shares, abstentions and “broker non-votes” will have no effect on the voting for the election of directors, the ratification of the selection of the independent auditors, or on such other matters that require the affirmative vote of a certain percentage of shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth information, as of March 1, 2004 (except as otherwise stated in the footnotes to this table), regarding the ownership of the Company’s Common Stock by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers and former executive officers of the Company named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group.

	Shares of Common		Percentage of
	Stock Beneficially		Common Stock
Name and Address of Beneficial Owner	Owned(1)		Outstanding(2)

Five Percent Holders
Warburg, Pincus Equity Partners, L.P.	5,038,395	(3)	14.6%
466 Lexington Avenue, 10th Floor New York, NY 10017-3147
Deutsche Bank AG	2,486,382	(4)	7.2%
Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany
Ziff Asset Management, L.P.	2,305,000	(5)	6.7%
153 East 53rd Street, 43rd Floor New York, NY 10022
Aventis Holdings Inc.	2,187,408	(6)	6.3%
3711 Kennett Pike, Suite 200 Greenville, DE 19801
T. Rowe Price Associates, Inc.	2,038,770	(7)	5.9%
100 E. Pratt Street Baltimore, MD 21202
Citigroup Inc.	1,945,126	(8)	5.6%
399 Park Avenue New York, NY 10043
FMR Corp.	1,818,628	(9)	5.3%
82 Devonshire Street Boston, MA 02109
A. Alex Porter	1,799,633	(10)	5.2%
c/o Porter Fellman Inc. 100 Park Avenue Suite 2120 New York, NY 10017
Directors and Named Executive Officers
Michael J. Astrue	87,500	(11)	*
Walter Gilbert, Ph.D.	29,250	(12)	*
Dennis H. Langer, M.D., J.D.	0		*

	Shares of Common		Percentage of
	Stock Beneficially		Common Stock
Name and Address of Beneficial Owner	Owned(1)		Outstanding(2)

Jonathan S. Leff	5,038,943	(13)	14.6%
c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147
Rodman W. Moorhead, III	5,092,861	(14)	14.7%
c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147
Lydia Villa-Komaroff, Ph.D.	0		*
Wayne P. Yetter	13,500	(15)	*
Renato Fuchs, Ph.D.	53,750	(16)	*
Daniel E. Geffken	0	(17)	*
David D. Pendergast, Ph.D.	59,638	(18)	*
Gregory D. Perry	18,000	(19)	*
Richard F Selden, M.D., Ph.D.	343,571	(20)	1.0
Douglas A. Treco, Ph.D.	55,000	(21)	*
All directors and current executive officers as a group (10 individuals)	5,355,047	(22)	15.4%

*	Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1)	The number of shares beneficially owned by each person is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of March 1, 2004 through the exercise of any stock option or other right. Except as indicated in the footnotes to this table, each person or entity listed has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	The number of shares of Common Stock deemed outstanding for purposes of determining the percentage of Common Stock held by a person or entity includes 34,612,391 shares outstanding as of March 1, 2004, and any shares subject to issuance upon exercise of options or other rights held by such person or entity that were exercisable on or exercisable within 60 days after March 1, 2004.

(3)	The stockholders are Warburg, Pincus Equity Partners, L.P., including three affiliated partnerships (“WPEP”). Warburg, Pincus & Co. (“WP”) is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC (“WP LLC”).

(4)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on April 5, 2004 by Ziff Asset Management, L.P. (“Ziff”). Shares deemed beneficially owned by Ziff include shares owned by Philip Korsant and PBK Holdings, Inc. Each beneficial owner has shared voting and dispositive power as to all of these shares.

(5)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 27, 2004 by Deutsche Bank AG (“DBAG”). Shares deemed beneficially owned by DBAG include shares owned by various entities affiliated with DBAG, including Deutsche Bank

Trust Company Americas and DWS Holding & Service GmbH. DBAG has sole voting and dispositive power as to all of these shares.

(6)	The information presented herein is as reported in, and based solely upon, a Schedule 13D/ A filed with the SEC on January 24, 2002 by Aventis Holdings Inc., a Delaware corporation (“AHI”). AHI is an indirect subsidiary of Aventis S.A., a French corporation (“Aventis”) headquartered in Strasbourg, France. AHI is a holding company for a portion of the U.S. operations of Aventis. Rhone-Poulenc Rorer Inc., 300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, owns 100% of the equity of AHI. AHI has sole voting power and sole dispositive power as to all of these shares.

(7)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 10, 2004 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). Shares deemed beneficially owned by T. Rowe Price include shares owned by individual and institutional investors for which T. Rowe Price serves as an investment advisor. T. Rowe Price disclaims beneficial ownership of these shares.

(8)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 12, 2004 by Citigroup Inc. (“Citigroup”). Shares deemed beneficially owned by Citigroup include shares owned by various entities affiliated with Citigroup, including Smith Barney Fund Management LLC and Salomon Brothers Asset Management, Inc. Citigroup has shared voting and dispositive power as to all of these shares.

(9)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on February 17, 2004 by FMR Corp. (“FMR”). Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is deemed a beneficial owner as a result of its role as investment advisor to various entities affiliated with FMR, including Fidelity Growth Company Fund, which directly owns approximately 2,704,188 of the shares reported as held by FMR Corp. Edward C. Johnson, 3d, Chairman of FMR, and Abigail Johnson, a Director of FMR, own 12% and 24.5% of the aggregate outstanding voting stock of FMR, respectively. Edward C. Johnson 3d and FMR, through their control of Fidelity Management & Research Company, each have the sole power to dispose of all of these shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees.

(10)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/ A filed with the SEC on October 6, 2003 by A. Alex Porter, Paul Orlin, Geoffrey Hulme, and Jonathan W. Friedland. These reporting persons have shared voting power and sole dispositive power as to the following number of shares: A. Alex Porter: 1,799,633; Paul Orlin: 1,799,633; Geoffrey Hulme: 1,755,433; and Jonathan W. Friedland: 1,755,433. These reporting persons have disclaimed beneficial ownership over these shares except to the extent of their pecuniary interest therein.

(11)	Shares deemed to be beneficially owned by Mr. Astrue consist of 87,500 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(12)	Shares deemed to be beneficially owned by Dr. Gilbert include 9,250 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(13)	Shares deemed to be beneficially owned by Mr. Leff include 5,038,395 shares of Common Stock held by WPEP, WP and their affiliates, and 548 shares of Common Stock held by Mr. Leff. Mr. Leff is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Leff’s affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.

(14)	Shares deemed to be beneficially owned by Mr. Moorhead include 5,038,395 shares of Common Stock held by WPEP, WP and their affiliates, and 54,466 shares of Common Stock held by Mr. Moorhead. Mr. Moorhead is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Moorhead’s affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.

(15)	Shares deemed to be beneficially owned by Mr. Yetter consist of 13,500 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(16)	Shares deemed to be beneficially owned by Dr. Fuchs consist of 53,750 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(17)	Mr. Geffken ceased to be an executive officer of the Company effective April 2003.

(18)	Shares deemed to be beneficially owned by Dr. Pendergast consist of 59,638 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(19)	Shares deemed to be beneficially owned by Mr. Perry consist of 18,000 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans.

(20)	Shares deemed to be beneficially owned by Dr. Selden include 343,571 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans. Dr. Selden resigned from the Company effective April 2003.

(21)	Shares deemed to be beneficially owned by Dr. Treco consist of 55,000 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans. Dr. Treco resigned from the Company in June 2003.

(22)	Includes 241,638 shares of Common Stock issuable within 60 days of March 1, 2004 upon exercise of outstanding stock options granted under the Company’s stock option plans to current directors and executive officers as a group. Shares owned by WPEP, WP and their affiliates attributable to both Mr. Leff and Mr. Moorhead are counted only once.

PROPOSAL 1 — ELECTION OF DIRECTORS

      Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at seven for the coming year. The Company’s By-laws provide that the directors of the Company will be elected at each Annual Meeting of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. Members of the Board of Directors may be reached care of the Company at Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, MA 02139.

      Upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board of Directors has nominated the persons named below for election as directors of the Company. The persons named in the enclosed proxy, Michael J. Astrue and Gregory D. Perry, will vote to elect the nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a Director and has consented to being named in this proxy statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable for election.

      There are no family relationships among any of the Directors and executive officers of the Company.

Nominees for Election to the Board of Directors

      Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of March 1, 2004, appears under “Security Ownership of Certain Beneficial Owners and Management.”

      Michael J. Astrue, age 47, has served as a Director since February 2003. Since February 2003, Mr. Astrue has served as President and Chief Executive Officer of the Company. Mr. Astrue, who previously served as TKT’s Senior Vice President, Administration and General Counsel beginning in May 2000, had resigned from the Company in January 2003. Following his resignation from the Company, Mr. Astrue served briefly as a Visiting Fellow at the Hudson Institute, a research organization. From June 1993 to July 1999, Mr. Astrue served as Vice President, Secretary, and General Counsel of Biogen Inc., a biotechnology company.

      Walter Gilbert, Ph.D., age 72, has served as a Director since April 2000. Since 1987, he has been the Carl M. Loeb University Professor in the Department of Molecular and Cellular Biology at Harvard University. Dr. Gilbert is also Managing Director of BioVentures Investors, a healthcare investment firm. Dr. Gilbert won the Nobel Prize in Chemistry in 1980. Previously, he was a founder and Chief Executive Officer of Biogen, Inc., a biotechnology company. Dr. Gilbert is also Vice Chairman of the Board of Directors of Myriad Genetics, Inc., a biotechnology company, and a member of the Board of Directors of Memory Pharmaceuticals, Inc., a pharmaceutical company.

      Dennis H. Langer, M.D., J.D., age 52, has served as a Director since November 2003. Since January 2004, Dr. Langer has served as President, North America, of Dr. Reddy’s Laboratories Limited, a pharmaceutical company. From September 1994 to January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline plc, a pharmaceutical company and its predecessor, SmithKline Beecham, including most recently as Senior Vice President, Project and Portfolio Management of Research and Development from December 2000 to January 2004. Dr. Langer is also a member of the Board of Directors of Myriad Genetics, Inc., a biotechnology company.

      Jonathan S. Leff, age 35, has served as a Director since June 2000. Since 1996, Mr. Leff has been with Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC) (“WP LLC”), a private equity investment firm, where he currently serves as Managing Director. Prior to becoming Managing Director, Mr. Leff worked at WP LLC as a Vice President from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff is a Director of Intermune, Inc., Neurogen Corporation, and ZymoGenetics, Inc., all of which are biotechnology companies.

      Rodman W. Moorhead, III, age 60, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with WP LLC, a private equity investment firm, where he currently serves as a Managing Director and Senior Advisor. He is also a Director of Coventry Health Care, Inc., a health maintenance organization, and a Director of Scientific Learning Corporation, a company specializing in computerized special education training.

      Lydia Villa-Komaroff, Ph.D., age 56, has served as a Director since November 2003. Since January 2003 Dr. Villa-Komaroff has served as Vice President for Research and Chief Operating Officer at Whitehead Institute for Biomedical Research. Prior to joining Whitehead Institute in 2003, she was Vice President for Research at Northwestern University from January 1998 to December 2002. Dr. Villa-Komaroff has also served as an Associate Professor of Neurology at Harvard Medical School and Children’s Hospital, and Associate Director of the Division of Neuroscience at Children’s Hospital in Boston.

      Wayne P. Yetter, age 58, has served as a Director since November 1999. In August 2003, Mr. Yetter founded BioPharm Advisory, LLC, a biotechnology consulting company, which Mr. Yetter manages. Prior to that, Mr. Yetter served as Chairman of the Board of Directors and Chief Executive Officer of Synavant Inc., formerly a subsidiary of IMS Health, Inc., a pharmaceutical relationship management solutions company from September 2000 through June 2003. From 1999 to 2000, Mr. Yetter served as Chief Operating Officer at IMS Health, Inc., which provides information services for the healthcare industry. From 1997 to 1999, he served as President and Chief Executive Officer of Novartis Pharmaceutical Corporation, a pharmaceutical company. From 1991 to 1997, Mr. Yetter served as President and Chief Executive Officer of Astra Merck, Inc., a pharmaceutical company. Mr. Yetter also serves as a director of Maxim Pharmaceuticals, Inc. and Noven Pharmaceuticals Inc.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF

THE NOMINEES DESCRIBED ABOVE.

Board and Committee Meetings

      The Board of Directors held eleven meetings during 2003, six of which were telephonic. Each director other than Dr. Selden, attended either in person or telephonically at least 75% of the meetings of the Board of Directors and all committees of the Board on which he or she served during 2003 during the period of time during which such person served as a director in 2003. The Company’s corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All persons serving as directors at the time of the 2003 annual meeting of stockholders attended the 2003 annual meeting of stockholders.

Board Committees

      The Board of Directors has established three standing committees — Audit, Compensation, and Nominating and Corporate Governance. Each of these committees operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Investor Relations — Governance section of the Company’s website, www.tktx.com. In addition, a copy of the Audit Committee charter, as in effect on the date of this proxy statement, is attached as Appendix A.

      The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the new rules of the Nasdaq Stock Market that become applicable to the Company on the date of the 2004 Annual Meeting, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, all of the members of the Audit Committee are independent as defined by the rules of the Nasdaq Stock Market that apply to the Company until the date of the 2004 Annual Meeting.

Audit Committee

      The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent auditors;

•	overseeing the work of the Company’s independent auditors, including through the receipt and consideration of certain reports from independent auditors;

•	reviewing and discussing with management and the independent auditors the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing the Company’s internal audit function;

•	discussing the Company’s risk management policies;

•	meeting independently with the Company’s internal auditing staff, independent auditors and management; and

•	preparing the audit committee report required by SEC rules (which is included in this proxy statement).

      The Board of Directors has determined that none of the members of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. However, the Board also concluded that the ability of the Audit Committee to perform its duties would not be impaired by the absence of an “audit committee financial expert” in light of the backgrounds and areas of expertise of the members of the Audit Committee. In particular, Mr. Yetter’s past experience and background as Chairman and Chief Executive Officer of Synavant Inc. and President and Chief Executive Officer of Astra Merck, Inc. provide him with the level of financial sophistication required by the rules and regulations promulgated by the NASDAQ National Market. The Board of Directors is actively seeking an additional member who would qualify as an “audit committee financial expert.” The Nominating and Corporate Governance Committee has retained a search firm to assist in identifying potential candidates to serve as an “audit committee financial expert.”

      The members of the Audit Committee are currently Mr. Yetter, who serves as Chairman, and Drs. Langer and Villa-Komaroff. The Audit Committee met ten times during 2003.

      During 2003, William R. Miller and James E. Thomas also served as members of the Audit Committee. Mr. Miller and Mr. Thomas resigned as directors of the Company in November 2003.

Compensation Committee

      The Compensation Committee’s responsibilities include:

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

      The members of the Compensation Committee are currently Mr. Moorhead, who serves as Chairman, and Drs. Gilbert, Langer and Villa-Komaroff. Through November 2003, the Compensation Committee consisted of Messrs. Miller and Moorhead, each of whom was a non-employee director. Following the resignation of Mr. Miller from the Company’s Board of Directors in November 2003, the Compensation Committee was reconstituted to include Mr. Moorhead, and Drs. Gilbert, Langer, and Villa-Komaroff, each of whom are non-employee directors. The Compensation Committee met three times during 2003.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

      The members of the Nominating and Corporate Governance Committee are currently Mr. Leff, who serves as the Chairman, and Mr. Yetter. The Nominating and Corporate Governance Committee did not meet during 2003 because the issues that would normally be addressed by the Nominating and Corporate Governance Committee, including the nomination and election of Drs. Langer and Villa-Komaroff in November 2003, were addressed by the full Board of Directors. The Nominating and Corporate Governance Committee has met once since January 1, 2004 in connection with the nomination of directors for election at the Annual Meeting and the adoption of the Nominating and Corporate Governance Committee Charter.

      The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services. Neither the Company nor the Committee retained any such advisors or consultants during 2003.

Director Candidates

      The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information, and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board. In addition, during 2004, the Company retained the services of an executive search firm to help identify and evaluate potential director candidates.

      In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

      Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, MA 02129. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next annual meeting.

      Stockholders also have the right under the Company’s bylaws to directly nominate director candidates, without any action or recommendation on the part of the Committee or the Board, by following the procedures set forth under “Deadline for Submission of Stockholder Proposals for the 2005 Annual Meeting.” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in the Company’s proxy card for the next annual meeting.

      At the Annual Meeting, stockholders will be asked to consider for the first time the election of Dennis H. Langer and Lydia Villa-Komaroff, who have been nominated for election as directors for the first time. Dennis H. Langer and Lydia Villa-Komaroff were originally proposed to the Committee by Mr. Astrue and the Board elected them to the Board in November 2003 and determined to include them among its nominees for election at the 2004 annual meeting. Each of the other directors was elected by the stockholders at the annual meeting of stockholders in 2003.

Communicating with the Independent Directors

      The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board, with the assistance of the Company’s legal counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

      Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

      Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, MA 02139.

Directors’ Compensation

      The Company compensates directors who are not employees of the Company for service as directors, other than Messrs. Leff and Moorhead who are employees of WP LLC. The Company pays these directors in the amount of $12,000 annually. In addition, the Company pays each director $2,000 for each meeting of the Board they attend in person and $1,000 for each meeting of the Board such director attends telephonically. The Company pays each non-employee director $1,000 for each meeting of committees of the Board they attend in person and $500 for each meeting of the Board such director attends telephonically.

      The 2002 Stock Incentive Plan does not provide for an automatic grants to directors. However, the Board of Directors has provided, through resolution, for an annual stock option grant to non-employee directors, other than Messrs. Leff and Moorhead, of options to purchase 10,000 shares of Common Stock of the Company under the 2002 Stock Incentive Plan. Such stock options generally vest over a period of three years and have an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant. Currently, Drs. Gilbert, Langer and Villa-Komaroff, and Mr. Yetter, are eligible to receive option grants under the 2002 Stock Incentive Plan.

      The following table sets forth the compensation paid to the Company’s non-employee directors in 2003.

		Shares
	Cash	Underlying
Name	Compensation	Stock Options

Walter Gilbert, Ph.D.	$19,000	10,000	(1)
Dennis H. Langer, M.D., J.D.	$8,000	10,000	(2)
Lydia Villa-Komaroff, Ph.D.	$8,000	10,000	(2)
Wayne P. Yetter	$20,000	10,000	(1)

(1)	The exercise price of $9.00 per share was equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant.

(2)	The exercise price of $12.99 per share was equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant.

Certain Transactions

      TKT is a party to certain arrangements with Aventis Pharmaceuticals, Inc. (“Aventis”), which is one of the Company’s five percent shareholders. TKT entered into an agreement with Aventis in May 1994, and amended the agreement in March 2004. Under the amended agreement, TKT regained exclusive rights to make, use and sell Dynepo outside of the United States and licensed from Aventis the Dynepo trademark. Under the amended agreement, TKT agreed to pay Aventis a single-digit royalty on our net sales of Dynepo outside of the United States. TKT’s royalty obligation expires on a country-by-country basis, on the later of the date 10 years after the first commercial sale of Dynepo in such country and the date of expiration of the last to expire of the patents covering Dynepo in such country. Under the amended agreement, Aventis retained its exclusive right to make, use and sell Dynepo in the United States and is obligated to pay the Company a low double-digit royalty on its net sales of Dynepo in the United States. TKT has the potential to receive an additional $8.0 million pursuant to a payment contingent upon the achievement of a commercial milestone. TKT also granted Aventis a one-year right of first refusal to purchase or license any of our gene therapy programs that we determine to sell or license.

      The Company and Aventis have been involved in patent infringement actions with Amgen Inc. (“Amgen”) in the United States and Kirin-Amgen, Inc. (“Kirin-Amgen”) in the United Kingdom with respect to Dynepo. Under the amended agreement, Aventis retained the right to control the litigation in the United States and agreed to assume responsibility for 100% of the litigation costs incurred with respect to both the United States litigation and the litigation in the United Kingdom prior to March 26, 2004. Aventis will pay all U.S. litigation expenses incurred from and after March 26, 2004, but TKT is required to reimburse Aventis for 50% of these litigation costs. Aventis is entitled to deduct up to 50% of any royalties that Aventis may otherwise owe TKT with respect to the sale of Dynepo until Aventis has recouped the full amount of our share of the U.S. litigation costs. TKT has the right to control the U.K. litigation and any other litigation that may arise outside of the United States, and is responsible for all litigation costs incurred with respect to such litigation from and after March 26, 2004.

Code of Business Conduct and Ethics

      TKT has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of TKT, including its principal executive officer, principal financial officer and principal accounting officer or controller. The Code of Business Conduct and Ethics and information regarding any amendments to, or waivers from, the Code of Business Ethics, are posted on the Investor Relations — Governance section of the Company’s website, www.tktx.com.

Executive Compensation

      Summary Compensation Table. The table below sets forth certain compensation information for (a) the chief executive officer of the Company, (b) the former chief executive officer of the Company who resigned as an officer of the Company in February 2003, (c) the three other most highly compensated executive officers of the Company who were serving at the end of the year ended December 31, 2003, and (d) two individuals who would have been among the four most highly compensated executive officers of the Company serving as executive officers at the end of the year ended December 31, 2003 had such individuals been serving as executive officers at the end of the year ended December 31, 2003 (collectively referred to herein as the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards

				Other Annual	Securities	All Other
				Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)(1)	($)(2)	Options(#)	($)(3)

Michael J. Astrue(4)	2003	295,047	—	—	350,000	9,798
President and Chief Executive	2002	308,000	—	—	—	6,310
Officer	2001	285,000	85,000	—	36,000	46,060
Richard F. Selden, M.D., Ph.D.(5)	2003	141,634	—	—	—	345,414	(6)
Former President and Chief	2002	450,000	—	—	—	6,063
Executive Officer	2001	400,000	150,000	—	50,000	45,813
David D. Pendergast, Ph.D.(7)	2003	329,583	—	—	58,000	8,322
Chief Operating Officer and	2002	278,333	—	—	—	6,742
Executive Vice President	2001	13,327	—	—	100,000	6,052
Renato Fuchs, Ph.D.	2003	301,250	—	—	35,000	26,276
Senior Vice President,	2002	220,769	—	155,462	100,000	15,821
Manufacturing
Gregory D. Perry(8)	2003	173,628	—	—	90,000	4,755
Vice President, Finance and
Chief Financial Officer
Daniel E. Geffken(9)	2003	116,112	—	—	—	362,506	(10)
Former Senior Vice President,	2002	302,400	—	—	—	6,310
Finance and Chief Financial	2001	280,000	100,000	—	30,000	45,790
Officer
Douglas A. Treco, Ph.D.(11)	2003	189,537	—	—	—	170,200	(12)
Former Senior Vice President,	2002	313,923	—	—	—	6,344
Research and Development	2001	285,000	85,000	—	30,000	45,790

(1)	Bonuses indicated as earned in any year were generally paid in the first quarter of the following year.

(2)	In accordance with the rules promulgated by the SEC, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the year indicated.

(3)	All Other Compensation in 2003, 2002 and 2001 includes some or all of the following: (a) the Company’s contributions under the Transkaryotic Therapies, Inc. Deferred Compensation Plan adopted October 1, 2000; (b) the Company’s contributions under the Company’s 401(k) Plan; (c) the taxable portion of group term life insurance premiums paid by the Company; and (d) payments under severance agreements by the Company.

      The following table presents contributions made by the Company to the Named Executive Officers under each of these plans and programs:

							Taxable Portion of
	Deferred Compensation						Group Term Life
	Plan($)			401(k) Plan($)			Insurance Premiums($)

	2003	2002	2001	2003	2002	2001	2003	2002	2001

Michael J. Astrue	3,208	—	40,000	6,000	5,500	5,250	589	810	810
Richard F. Selden, M.D., Ph.D.	5,833	—	40,000	6,000	5,500	5,250	885	563	563
David D. Pendergast, Ph.D.	—	—	—	6,000	5,500	—	2,322	1,243	—
Renato Fuchs, Ph.D.	20,000	13,000	40,000	2,713	—	—	3,564	2,821	—
Gregory D. Perry	—	—	—	3,625	—	—	324	—	—
Daniel E. Geffken	20,000	—	40,000	5,292	5,500	5,250	314	810	540
Douglas A. Treco, Ph.D.	10,000	—	40,000	5,390	5,500	5,250	810	844	540

Dr. Pendergast was also paid $6,000 in 2001 for consulting services he provided to the Company prior to commencing employment with the Company. This amount is reflected in his 2001 All Other Compensation amount. Drs. Selden and Treco and Mr. Geffken were also paid severance amounts as discussed in the footnotes below.

(4)	Mr. Astrue commenced employment with the Company in May 2000. In January 2003, Mr. Astrue resigned as the Company’s Senior Vice President, Administration and General Counsel. In February 2003, Mr. Astrue rejoined the Company as President and Chief Executive Officer.

(5)	Dr. Selden resigned as President and Chief Executive Officer of the Company effective as of February 11, 2003. From February 2003 to April 15, 2003, Dr. Selden continued to be an employee of the Company, serving as a senior advisor to the Company. All Other Compensation includes the payment of certain travel related expenses, the payment of insurance premiums and certain financial planning services, and the reimbursement of the related tax liability for such expenses.

(6)	Includes $318,750 of severance payments. See, “Employment Agreements” for a discussion of Dr. Selden’s severance arrangements.

(7)	Dr. Pendergast commenced employment with the Company in December 2001.

(8)	Mr. Perry commenced employment with the Company in May 2003.

(9)	Mr. Geffken resigned from the Company effective as of April 2003.

(10)	Includes $336,900 of severance payments. See, “Employment Agreements” for a discussion of Mr. Geffken’s severance arrangements.

(11)	Dr. Treco resigned from the Company effective as of June 2003.

(12)	Includes $154,000 of severance payments. See, “Employment Agreements” for a discussion of Dr. Treco’s severance arrangements.

      Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2003 by the Company to the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of			Potential Realizable
	Number of	Total			Value at Assumed
	Securities	Options			Annual Rates of Stock
	Underlying	Granted to	Exercise		Price Appreciation for
	Options	Employees	or Base		Option Term(3)
	Granted	in Fiscal	Price	Expiration
Name	(#)(1)	Year(2)	($/share)	Date	5%($)	10%($)

Michael J. Astrue	350,000	18%	3.80	2/11/2013	836,430	2,119,677
Richard F. Selden, M.D., Ph.D.	—	—	—	—	—	—
David D. Pendergast, Ph.D.	33,000	2%	9.76	6/11/2013	202,554	513,313
	25,000	1%	5.84	3/28/2013	91,819	232,686
Renato Fuchs, Ph.D.	15,000	1%	9.76	6/11/2013	92,070	233,324
	20,000	1%	5.84	3/28/2013	73,455	186,149
Gregory D. Perry	90,000	5%	7.05	5/27/2013	399,034	1,011,230
Daniel E. Geffken	—	—	—	—	—	—
Douglas A. Treco, Ph.D.	—	—	—	—	—	—

(1)	Options granted to Mr. Astrue become exercisable in four equal annual installments beginning on the first anniversary of the grant date. Options granted to Drs. Pendergast and Fuchs become exercisable in four equal semi-annual installments beginning on the six months from the grant date. Options granted to Mr. Perry become exercisable in five equal annual installments beginning on the first anniversary of the grant date.

(2)	Calculated based on options to purchase an aggregate of 1,898,724 shares of common stock granted to employees during the fiscal year ended December 31, 2003 under the Company’s stock option plans.

(3)	Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term of the option. These values are calculated based on rules promulgated by the SEC and do not reflect the Company’s estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company’s common stock, which will benefit all stockholders proportionately.

      Option Exercises and Year-End Values. The following table sets forth certain information regarding the aggregate shares of Common Stock acquired upon stock option exercises by the Named Executive Officers and the value realized upon such exercises during the year ended December 31, 2003, as well as certain information regarding the value of exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

			Number of
			Securities
			Underlying
			Unexercised Options		Value of Unexercised
			at Fiscal Year-End		In-the-Money Options at
	Shares Acquired	Value	Exercisable/		Fiscal Year-End($)(2)
Name	on Exercise(#)	Realized($)(1)	Unexercisable(#)		Exercisable/ Unexercisable

Michael J. Astrue	—	—	—	350,000	—	4,133,500
Richard F. Selden, M.D., Ph.D.	—	—	343,571	—	1,693,949	—
David D. Pendergast, Ph.D.	—	—	53,388	104,612	109,325	327,925
Renato Fuchs, Ph.D.	—	—	33,750	101,250	70,788	212,363
Gregory D. Perry	—	—	18,000	72,000	154,080	616,320
Daniel E. Geffken	—	—	—	—	—	—
Douglas A. Treco, Ph.D.	25,714	261,623	55,000	—	—	—

(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company’s Common Stock on the Nasdaq National Market on the date of exercise, multiplied by the number of shares exercised.

(2)	Value of Unexercised In-the-Money Options at Fiscal Year-End is calculated based on the difference between $15.61, the last reported sales price of the Company’s Common Stock on the Nasdaq National Market on December 31, 2003, and the exercise price of the option, multiplied by the number of shares underlying the option.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of December 31, 2003 about the Company’s Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2003, including the 1993 Non-Employees Director’s Stock Option Plan, 1993 Long-term Incentive Plan, 2001 Non-Officer, Non-Director Employee Stock Incentive Plan and 2002 Stock Incentive Plan, as amended. The Company’s stockholders have approved all of these plans other than the 2001 Non-Officer, Non-Director Employee Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

	(a)		(c)
	Number of Securities to be	(b)	Number of Securities Available for
	Issued Upon Exercise of	Weighted-Average Exercise Price of	Future Issuance Under Equity
	Outstanding Options,	Outstanding Options,	Compensation Plans (Excluding
Plan Category	Warrants and Rights(1)	Warrants and Rights	Securities Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders	3,236,351	$21.09	2,460,000

Equity Compensation Plans Not Approved by Security Holder	1,592,683	$26.22	386,924

Total	4,829,034	$22.78	2,846,924

(1)	The number of shares is subject to adjustment in the event of a stock split or similar events.

Material Terms of Plans Not Approved by the Company’s Stockholders

2001 Non-Officer, Non-Director Employee Stock Incentive Plan

      The 2001 Non-Officer, Non-Director Employee Stock Incentive Plan (the “2001 Plan”) provides for the grant of non-statutory stock options and restricted stock awards (collectively, “Awards”). All of the Company’s employees (and any individuals who have accepted an offer for employment), other than those employees who are also officers or directors of the Company, and all of the Company’s consultants and advisors are eligible to receive Awards under the 2001 Plan. Subject to adjustments as described in the 2001 Plan, Awards may be made under the 2001 Plan for up to 2,000,000 shares of the Company’s Common Stock. As of April 1, 2004, 5,371 shares remained available for issuance under the 2001 Plan.

      The 2001 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2001 Plan and to interpret the provisions of the 2001 Plan. Pursuant to the terms of the 2001 Plan, the Board of Directors may delegate authority under the 2001 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2001 Plan, including the granting of options to employees. The Board may amend, suspend or terminate the 2001 Plan or any portion thereof at any time.

      The Company’s Board of Directors has the authority to grant non-statutory stock options under the 2001 Plan and to determine the number of shares of Common Stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option. The Board shall establish the exercise price at the time each option is granted and specify it in the applicable instrument evidencing the grant of the option. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable instrument evidencing the grant of the option. No option granted under the Plan shall be intended to be an “incentive stock option” as defined in Section 422 of the Internal Revenue Code, as amended in 1986.

      The Board may grant restricted stock awards entitling participants to acquire shares of Common Stock under the 2001 Plan, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the participant in the event that conditions specified by the Board in the instrument evidencing the restricted stock award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such award. The Board shall determine the terms and conditions of any such restricted stock award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

Employment Agreements

      The Company is a party to employment agreements with Messrs. Astrue and Perry, and Drs. Fuchs and Pendergast. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of their respective employment agreements, the 2004 annual base salary for each of Messrs. Astrue and Perry, and Drs. Fuchs and Pendergast has been established at $422,917, $299,166, $328,339, and $372,917, respectively. In addition, under their respective employment agreements, each of Messrs. Astrue and Perry and Drs. Fuchs and Pendergast is eligible to receive an annual bonus based upon the achievement of individual and Company goals. The employment agreements may be terminated with or without cause by the executive or by the Company.

      Under the terms of Mr. Astrue’s employment agreement, if the Company terminates Mr. Astrue’s employment without cause (as defined therein), or if Mr. Astrue terminates his employment for good reason

(as defined therein), the Company is required to pay to Mr. Astrue severance payments at his base salary rate for 18 months. If the Company terminates Mr. Astrue’s employment due to Mr. Astrue’s physical or mental incapacity, the Company is required to pay to Mr. Astrue severance payments at his base salary rate until February 2007.

      Under the terms of each of Mr. Perry’s and Drs. Fuchs’ and Pendergast’s employment agreements, if the Company terminates the executive’s employment without cause (as defined therein), or, in some cases, if the executive terminates his employment for certain reasons, the Company is required to pay to such executive severance payments at the executive’s base salary rate for 12 months. These severance payments will be reduced by an amount equal to the amount of any other compensation earned by such individual during such 12-month period. Each of these employment agreements also provides for payments to be made to the executive in the event of cessation of employment as a result of a disability.

      Under each of the foregoing employment agreements, the executives are bound by certain non-compete obligations for two years after termination of employment (one year if the Company terminates such executive’s employment other than for cause).

      Dr. Selden resigned as President and Chief Executive Officer of the Company effective as of February 11, 2003. From February 2003 to April 15, 2003, Dr. Selden continued to be an employee of the Company, serving as a senior advisor to the Company. In connection with the resignation of Dr. Selden, the Company accelerated the vesting of all options previously granted to Dr. Selden in full and extended the periods during which he may exercise such options until the end of the term of the options. The Company is also paying Dr. Selden as severance his base salary of $450,000 for a period of 18 months, ending in October 2004, consistent with the terms of Dr. Selden’s prior employment agreement with the Company.

      Mr. Geffken resigned as Senior Vice President, Finance and Chief Financial Officer of the Company effective as of April 18, 2003. In April 2003, Mr. Geffken and the Company entered into an agreement in connection with his resignation from the Company. Pursuant to this agreement, the Company paid Mr. Geffken a lump sum severance payment totaling $336,900. The Company and Mr. Geffken also entered into an indemnification agreement pursuant to which the Company reaffirmed Mr. Geffken’s rights to indemnification under the Company’s certificate of incorporation.

      Dr. Treco resigned as Senior Vice President, Research and Development in June 2003. In April 2003, Dr. Treco and the Company entered into a severance agreement in connection with his anticipated resignation from the Company. Pursuant to the severance agreement, the Company agreed to continue to pay Dr. Treco his base salary of $308,000 for a period of 12 months ending June 30, 2004. The Company also extended the periods during which he may exercise certain options. The Company and Dr. Treco also entered into an indemnification agreement pursuant to which the Company agreed to indemnify Dr. Treco as a former executive officer of the Company and a consulting agreement under which Dr. Treco has agreed to provide consulting services to the Company for a period of up to two years.

Report of the Compensation Committee

      The Board of Directors of the Company has delegated to the Compensation Committee of the Board of Directors the responsibility for compensation of the Company’s executive officers and oversight of the evaluation of the Company’s management. The objectives of the executive compensation program established by the Compensation Committee are to establish compensation levels designed to enable TKT to attract, retain and reward executive officers who contribute to the long-term success of TKT so as to support the achievement of TKT’s long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes.

      The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, and stock option grants. These components are administered with the goals of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to TKT’s overall performance and the individual’s impact on that performance. Stock option grants are critical components of the executive compensation program and are intended to provide executive officers with an equity interest in TKT so as to link a meaningful portion of the compensation of TKT’s executive officers with the performance of TKT’s Common Stock.

      This report is submitted by the Compensation Committee and addresses the compensation policies for 2003 as such policies affected Mr. Astrue, in his capacity as President and Chief Executive Officer of TKT, and the other Named Executive Officers of TKT.

      The members of the Compensation Committee are currently Mr. Moorhead, who serves as the Chairman, and Drs. Gilbert, Langer and Villa-Komaroff. Through November 2003, the Compensation Committee consisted of Messrs. Miller and Moorhead, each of whom was a non-employee directors. Following the resignation of Mr. Miller from the Company’s Board of Directors in November 2003, the Compensation Committee was reconstituted to include Mr. Moorhead and Drs. Gilbert, Langer, and Villa-Komaroff, each of whom are non-employee directors. Drs. Gilbert, Langer and Villa-Komaroff did not participate in determining executive compensation levels for the year 2003 or stock option grants prior to December 2003.

Executive Compensation Program

      Annual compensation for TKT’s executive officers consists of three principal elements: base salary, cash bonus and stock option grants. In addition, TKT executive officers may be eligible to participate in certain TKT executive compensation plans, including TKT’s 401(k) Plan and Deferred Compensation Plan.

Base Salary And Cash Bonus

      The minimum base salaries of TKT’s executive officers are established in their employment agreements. Subject to these minimums, salary levels of these executives are reviewed and normally adjusted annually. In setting the annual base salaries for TKT’s executive officers, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of TKT. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. TKT compares the salary levels of its executive officers with those of these other leading companies through reviews of survey and proxy statement data collected by the Committee and from informal studies presented to the Compensation Committee by management, and strives to provide its executive officers with cash compensation competitive, generally, with the fiftieth percentile for total annual cash compensation paid by comparable companies.

      In setting the annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on TKT and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside TKT. Adjustments to each individual’s base salary are made in connection with annual performance reviews.

      The Company’s executive officers did not receive cash bonuses for 2003 performance because the Company did not hit its financial targets for the year ended December 31, 2003.

Stock Options

      Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock. The Compensation Committee awards stock options under TKT’s stock incentive plans to TKT’s Chief Executive Officer and other executive officers. The purposes of TKT’s stock option programs are (i) to highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) to assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to TKT’s growth and development.

      TKT’s stock programs generally include long vesting periods to optimize the retention value of these options and to orient TKT’s executive officers to longer term success. Generally, stock options vest in equal annual installments over between three and four years commencing on the date of grant and, if employees leave TKT before these vesting periods, they forfeit the unvested portions of these awards.

      The number of shares of Common Stock subject to stock option grants to an executive officer is generally intended to reflect the significance of the executive’s current and anticipated contributions to TKT. Since November 1996, the exercise price of options granted by TKT has been set at or above 100% of the fair market value of the Common Stock per share on the date of grant. The value realized from exercisable options is dependent upon the extent to which TKT’s performance is reflected in the price of its Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option’s vesting schedule and not by the Compensation Committee.

      Typically, the Compensation Committee grants stock option awards to the Company’s executive officers after careful review of the individual’s performance and contribution to the Company’s overall performance and the individual’s current option holdings. In 2003, the Company granted options to executive officers in connection with 2002 performance and in connection with grants to employees at large. The Company’s executive officers received stock options in March 2004 for 2003 performance in large part due to the Company’s success in restructuring the Company and in focusing its operations, and due to the commencement of the pivotal trial for the Company’s I2S product for the treatment of Hunter syndrome. Mr. Perry also received stock options upon the commencement of his employment with the Company.

Mr. Astrue’s 2003 Compensation

      Mr. Astrue rejoined the Company as Chief Executive Officer in February 2003. In connection with his hiring, TKT entered into an employment agreement with Mr. Astrue. See “Employment Agreements” above for a description of the terms of Mr. Astrue’s employment agreement.

      Under the employment agreement, Mr. Astrue’s base salary for 2003 was fixed at $400,000. At Mr. Astrue’s request, the Company did not pay Mr. Astrue his base salary for the first three months of his employment, which commenced in February 2003. Also pursuant to the employment agreement, Mr. Astrue was granted options to purchase 350,000 shares of Common Stock at the then fair market value of $3.80 per share. The options vest in four equal annual installments beginning February 2004. As Chief Executive Officer, Mr. Astrue is also eligible to participate in the same executive compensation plans available to the other executive officers of TKT.

      In setting Mr. Astrue’s annual compensation for 2003, including his base salary, the Compensation Committee determined that the compensation package was set at a level competitive with other companies in the industry.

      Mr. Astrue’s compensation in 2003 was based on a variety of factors, including a comparison of the chief executive officers of comparable companies in the biotechnology industry. Mr. Astrue did not participate in any decisions regarding his own compensation.

      No executive officer of the Company was awarded a bonus for 2003. Mr. Astrue requested that the Compensation Committee not consider him for a bonus in 2003. In March 2004, the Compensation Committee granted to Mr. Astrue options to purchase 100,000 shares of Common Stock in recognition of the achievements of the Company, including the Company’s restructuring efforts, and Mr. Astrue’s performance in 2003.

Severance Arrangements

      In 2003, the Compensation Committee also negotiated the severance arrangements of Dr. Selden, Mr. Geffken and Dr. Treco, which are more fully discussed under “Employment Arrangements.” Severance payments made by the Company to Dr. Selden, Mr. Geffken and Dr. Treco were consistent with their respective employment agreements. In some cases, stock option vesting was accelerated and the exercise period for such options was extended.

Compliance With Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to TKT’s executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of TKT and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Rodman W. Moorhead, III (Chairman)
Walter Gilbert
Dennis H. Langer
Lydia Villa-Komaroff

Compensation Committee Interlocks And Insider Participation

      Through November 2003, TKT’s Compensation Committee consisted of Messrs. Miller and Moorhead, each of whom are non-employee directors. Following the resignation of Mr. Miller from the Company’s Board of Directors in November 2003, the Compensation Committee was reconstituted to include Mr. Moorhead and Drs. Gilbert, Langer, and Villa-Komaroff, each of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Stock Performance Graph

      The following graph compares cumulative total stockholder return on the Company’s Common Stock since December 31, 1998 with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. This graph assumes the investment of $100 on December 31, 1998 in the Company’s Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index and assumes dividends are reinvested.

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03

Transkaryotic Therapies, Inc.	$100	$152	$144	$169	$39	$61
Nasdaq Composite — U.S.	100	186	113	89	61	92
Nasdaq Pharmaceutical	100	188	234	199	143	210
Nasdaq Biotechnology	100	202	248	208	114	166

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on its review of copies of reports filed by individuals required to make filings (“Reporting Persons”) pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during 2003 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except that the Company did not file on a timely basis the Forms 3 required to be filed upon the election of Drs. Langer and Villa-Komaroff to the Company’s Board of Directors in November 2003, Forms 4 associated with the option grants made to Drs. Langer and Villa-Komaroff in connection with their election to the Board of Directors in November 2003 and Forms 4 associated with grants to Drs. Pendergast and Fuchs in March and June 2003.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

      The Audit Committee has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2004. Ernst & Young has been the Company’s independent auditors since the Company’s inception. Although shareholder approval of the selection of Ernst & Young is not required by law, the Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the meeting, the Audit Committee will reconsider this selection.

      THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF THE SELECTION

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING DECEMBER 31, 2004.

Accounting Matters

      Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors Fees

      The following table shows the aggregate fees billed to the Company for professional services rendered by Ernst & Young L.L.P. in 2003 and 2002, respectively. The Audit Committee of the Company’s Board of Directors believes that the non-audit services described below did not compromise Ernst & Young’s independence.

Fee Category	2003	2002

Audit Fees(1)	$354,986	$383,695
Audit-Related Fees	$—	$—
Tax Fees(2)	$53,960	$49,210
All Other Fees	$—	$—
Total Fees	$408,946	$432,905

(1)	Audit fees consist of fees for the audit of the Company’s annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $34,480 of the total tax fees paid for 2003 and $14,210 of the total tax fees paid for 2002. Tax advice and tax planning services relate to assistance with tax audits and appeals and tax advice related to business development activities.

Pre-Approval Policy and Procedures

      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditors. This policy generally provides that the Company will not engage its independent auditors to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditors during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

      The Audit Committee may also delegate to each member of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditors. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee. During 2003, the Audit Committee did not delegate such authority.

Report of the Audit Committee

      Mr. Yetter currently serves as Chairman of the Audit Committee, and Drs. Langer and Villa-Komaroff serve as members of the Audit Committee. Messrs. Miller and Thomas served on the Audit Committee until their resignations from the Company’s Board of Directors in November 2003.

      The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2003 and has discussed these financial statements with the Company’s management and the Company’s independent auditors.

      The Audit Committee has also received from, and discussed with, the Company’s independent auditors various communications that the Company’s independent auditors are required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees).

      The Company’s independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent auditors their independence from the Company.

      Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      By the Audit Committee of the Board of Directors of Transkaryotic Therapies, Inc.

Wayne P. Yetter (Chairman)
Dennis H. Langer
Lydia Villa-Komaroff

OTHER INFORMATION

Other Matters

      Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation Expenses

      TKT will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, TKT’s directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. TKT reserves the right to retain other outside agencies for the purpose of soliciting proxies. TKT will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, TKT will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of TKT’s proxy statement or annual report may have been sent to multiple stockholders in your household. TKT will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Transkaryotic Therapies, Inc., Attention: Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139 (617-349-0200). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact TKT at the above address and phone number.

Deadline for Submission of Stockholder Proposals for the 2005 Annual Meeting

      Proposals of stockholders intended to be presented at the 2005 Annual Meeting must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 29, 2004 for inclusion in the proxy statement for that meeting.

      If a stockholder of the Company wishes to present a proposal before the 2005 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company’s proxy statement and proxy card, such stockholder must also give written notice to the Corporate Communications Department at its principal office in Cambridge, Massachusetts. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting. If the 2005 Annual Meeting were to be held on June 22, 2005, the Company must receive such notice no earlier than March 24, 2005 and no later than April 23, 2005. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 Annual Meeting, the persons named in the proxy will have discretionary authority to vote on any such proposal. If a stockholder makes a timely notification, the persons named in the proxy may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission proxy rules.

By Order of the Board of Directors,

Philip T. Chase, Secretary

April 27, 2004

      THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

TRANSKARYOTIC THERAPIES, INC.

AUDIT COMMITTEE CHARTER

A.     Purpose

      The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditors.

B.     Structure and Membership

      1. Number. The Audit Committee shall consist of at least three members of the Board of Directors.

      2. Independence. Except as otherwise permitted by the applicable rules of The NASDAQ Stock Market, each member of the Audit Committee shall be independent as defined by such rules and meet the other membership requirements of such rules.

      3. Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

      4. Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

      5. Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

      6. Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.     Authority and Responsibilities

General

      The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s report.

Oversight of Independent Auditors

      1. Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

      2. Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the independent auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

      3. Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

      4. Preapproval of Services. The Audit Committee shall preapprove all services (audit, review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may, in its discretion, adopt policies relating to the approval of services to be provided by the Company’s independent auditor.

      5. Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Audited Financial Statements

      6. Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

      7. Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

      8. Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

      9. Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

      10. Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others.

      11. Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

      12. Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal controls over financial reporting, the Company’s disclosure controls and procedures and the Company’s code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Section 302 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder) and Rule 13a-14 of the Exchange Act.

      13. Procedures for Complaints. The Audit Committee shall periodically review the Company’s established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters to confirm that they are effectively operating.

      14. Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis, and all such transactions must be approved by the Audit Committee.

      15. Internal Audit Function. The Audit Committee shall coordinate the Board of Director’s oversight of the performance of the Company’s internal audit function.

      16. Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

      17. Evaluation of Financial Management. The Audit Committee shall coordinate with the Compensation Committee the evaluation of the Company’s financial management personnel.

      18. Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.     Procedures and Administration

      1. Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities; provided, however, that in no event shall the Audit Committee meet less frequently than four times per year. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

      2. Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

      3. Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

      4. Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

      5. Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

      6. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

      7. Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

      8. Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

PROXY

TRANSKARYOTIC THERAPIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 22, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoints Michael J. Astrue and Gregory D. Perry, and each of them, with full power of substitution, as Proxies of the undersigned to represent and vote as designated hereon all shares of stock of Transkaryotic Therapies, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Stockholders of the Company to be held at the offices of Transkaryotic Therapies, Inc., 700 Main Street, Cambridge, Massachusetts, on Tuesday, June 22, 2004 at 10:00 a.m., Eastern Standard Time, and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☑ Please mark votes as in this example.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND FOR PROPOSALS.

1.	To elect the following seven directors for the ensuing year:

Nominees: Michael J. Astrue, Walter Gilbert, Dennis H. Langer, Jonathan S. Leff, Rodman W. Moorhead, III, Lydia Villa-Komaroff, and Wayne P. Yetter.

☐ For       ☐ Withheld

For all nominees except as noted above

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

☐ For       ☐ Withheld       ☐ Abstain

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereon the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Signature:	Date:

Signature:	Date: